Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUBIUS THERAPEUTICS, INC.

Pursuant to Section 242

of the General Corporation Law

of the State of Delaware

Rubius Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

does hereby certify:

1.                  The name of the Corporation is Rubius Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was April 26, 2013. The name under which the Corporation filed the Original Certificate was VL26, Inc.

2.                  That the Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the DGCL proposing to amend the Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, which resolutions setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation amend its Amended and Restated Certificate of Incorporation so that, as amended, the first paragraph of Article IV thereof shall be replaced in its entirety by the following paragraph:

“The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred and ten million (310,000,000) of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

3.                  That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the DGCL.

4.                  That said amendment has been duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 7th day of July, 2022.

RUBIUS THERAPEUTICS, INC.

By:	/s/ Pablo J. Cagnoni
Name:	Pablo J. Cagnoni
Title:	President and Chief Executive Officer